Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
HARSCO CORPORATION
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Harsco Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.	The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting paragraph (c) of Article Fifteenth thereof and inserting the following in lieu thereof:
“Fifteenth
(c) Number, Election and Term of Directors. The number of the Directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. Except as provided otherwise in this Article Fifteenth, each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of director nominees exceeds the number of directors to be elected as a result of a timely nomination by a stockholder or stockholders in accordance with Article III, Section 2 of the Bylaws, as determined by the Secretary of the Corporation as of the close of the applicable notice of nomination period set forth in the Bylaws, then each director shall be elected by a vote of the plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Article Fifteenth, a majority of the votes cast means that the number of shares voted ‘for’ a director must exceed the number of votes cast ‘against’ that director.”

2.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Harsco Corporation has caused this Certificate to be executed by its duly authorized officer on this 29th day of April, 2015.
HARSCO CORPORATION

By: /s/ Russell C. Hochman
Name: Russell C. Hochman
Title: Corporate Secretary